Exhibit 10.1

***	Certain information has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

STRATEGIC COLLABORATION AGREEMENT

This Strategic Collaboration Agreement ("Agreement"), effective as of the 10th day of November, 2017 ("Effective Date"), is entered into by and between The University of Texas M. D. Anderson Cancer Center, with a place of business located at 1515 Holcombe Blvd., Houston, TX 77030, USA ("MD Anderson"), a member institution of The University of Texas System ("System") and 4D pharma plc with a place of business located at 9 Bond Court Leeds LS1 2JZ, United Kingdom ("Company") (MD Anderson and Company each a "Party" and collectively the "Parties").

WITNESSETH

Whereas Company is a pharmaceutical development company involved in the field of research, development and marketing of pharmaceutical products, including the sponsorship of clinical trials.

Whereas MD Anderson is a comprehensive cancer research, treatment, and prevention center, with scientists and technicians in substantive fields relating to cancer research.

Whereas the Parties hereby wish to establish a strategic collaboration, as further described herein, ("Collaboration") whereby Company will provide funding and in-kind support for (a) one or more preclinical studies ("Pre-clinical Studies"); and (b) one or more clinical studies ("Clinical Studies") to be conducted by MD Anderson pursuant to this Agreement (each such Clinical Study or Pre-clinical Study, a "Study," and all such Clinical Studies and Pre-clinical Studies, the "Studies.").

Now therefore, in consideration of the premises and the mutual covenants and conditions hereinafter recited, the Parties do hereby agree as follows:

1.	Subject and Scope of Agreement

1.1          The initial scope of the Collaboration will consist of clinical studies and preclinical studies in Solid Tumours and Radiation Oncology, the details of which are to be mutually agreed upon by the JSC. The Studies and/or the scope of the Collaboration may be supplemented, replaced and/or changed as agreed upon by the JSC. Responsibility for IND filing and monitoring will be agreed upon by the JSC and may vary by Study. The final design for each Study will be agreed upon by the JSC.

1.2          MD Anderson shall be responsible for the conduct of each Study in accordance with the relevant protocol and/or workscope. The Agreement shall govern the performance of Studies by MD Anderson and one or more Principal Investigator(s) on basis of Study specific documents ("Study Orders") as agreed upon by the Parties. This Agreement shall apply to all Studies performed by MD Anderson and the MD Anderson principal investigator(s) responsible for the performance of such Studies ("Principal Investigators)") upon execution of Study Orders during the term of this Agreement. Each Study Order shall be substantially in the form attached as Exhibit I to this Agreement and shall detail the specifics of the Study to be performed under such Study Order including, without limitation, (i) the detailed Protocol or workscope, (ii) the Principal Investigator and (iii) identify any project-specific resources or support provided by Company. In the event of any conflict of terms of this Agreement and the terms of a Study Order, the terms of this Agreement shall govern, unless the Study Order specifically and expressly supersedes this Agreement with respect to a specific term, and then only with respect to the particular Study Order and specific term. If there is any discrepancy or conflict between the terms contained in a Protocol or workscope and this Agreement and/or the relevant Study Order, the terms of the Protocol or works cope shall govern and control with respect to clinical/scientific matters and the terms of the Agreement and/or the relevant Study Order shall govern and control with respect to all other matters, e.g., legal and financial matters.

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1.3          Company agrees to commit funding in an amount of [***] for the performance of the Studies during the term ("Collaboration Funding"). The JSC may allocate and/or re-allocate funds to Studies as necessary. If the Parties extend the term by mutual agreement as set forth herein, the Parties shall negotiate in good faith the amount of future Study funding commitments by Company applicable to such extended term. In the event a Study is terminated early or does not initiate, the Parties shall promptly replace that Study with a new study similar in scope that is of mutual scientific interest to the Parties and that is approved by the JSC, and that will be funded by the Collaboration Funding. [***].

The Parties understand that the compensation being paid to MD Anderson under this Agreement constitutes the fair market value of the services to be provided hereunder. Neither MD Anderson nor Principal Investigator shall seek or accept reimbursement from any third-party payor for any Study items or procedures supplied by or paid for by Company under this Agreement. MD Anderson acknowledges that Company may be obligated to disclose all payments made hereunder, including the provision of non-monetary items of value, as may be required under applicable law, including the Physician Payments Sunshine Act, passed as Section 6002 of the 2010 Patient Protection and Affordable Care Act.

No amounts paid under this Agreement are intended to be for, nor shall they be construed as, an offer or payment made in exchange for any explicit or implicit agreement to purchase, prescribe, recommend, or provide a favorable formulary status, for any Company product or service. Any such compensation will be consistent with fair market value in arms-length transactions and will not be determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the Parties for which payment may be made in whole or in part under Medicare, Medicaid or other Federal health care programs.

1.4          The [***] US dollars of Collaboration Funding for the Studies shall be due and payable to MD Anderson according to the schedule below. The JSC retains the right to prioritize and replace Studies as necessary.

Upfront payment due upon execution of Agreement (20%)	[***]
January 10, 2019	[***]
January 10, 2020	[***]
January 10, 2021	[***]
January 10, 2022	[***]

Payment made by check must be sent to MD Anderson at:

[***]

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Or if payment is made by wire transfer, wired to the following:

[***]

1.5          The Parties will establish a Joint Steering Committee ("JSC") of equal representation, comprised of three (3) representatives (employees, directors or consultants who are subject to appropriate confidentiality obligations) from each Party, with the representatives of each Party collectively having one vote on all matters to be decided upon by the JSC. Each Party can appoint and replace its representatives in the JSC at its own discretion through timely written notice to the other Party. Each Party shall bear all of its own travel related costs, in connection with its attendance at JSC meetings. Company will be invoiced for JSC members travel that is required or requested by or on behalf of Company.

1.6          The JSC will have meetings (either in person, by teleconference or via electronic means) at least quarterly. At least one meeting per year will be conducted in person or videoconference (including the kick-off meeting). The JSC will decide on matters by unanimous vote with each of MD Anderson and Company exercising one vote each provided, however, that no action may lawfully be taken at any meeting unless at least two representatives of each Party (including for this purpose any proxy representative appointed as provided below) are present at the meeting. If a member of the JSC is unable to attend a meeting, he or she may appoint, in writing, a proxy to participate and vote in his or her stead.

1.7          The main task of the JSC will be to oversee the Collaboration. In order to achieve the objectives of the Collaboration, the JSC will oversee each Study under the Collaboration. The JSC will provide technical, scientific, clinical, and regulatory guidance to the Studies and will be responsible for monitoring progress of these Studies. Each Party may invite guests at each JSC meeting in order to provide expertise as needed, provided that such guests will be subject to an obligation of confidentiality and non-use at least as strict as Section 5 below. In the event a Study is terminated early or does not initiate, the Parties shall promptly replace that Study with a new study similar in scope that is of mutual scientific interest to the Parties and that is approved by the JSC, to be funded by the Collaboration Funding. If there is any Collaboration Funding remaining at the expiration of this Agreement, they will be allocated to studies or tests deemed appropriate by the JSC.

1.8          In addition the JSC will be responsible for coordinating resolution of problems arising in the Studies or in the Collaboration as a whole. In the event of any matter to which the JSC cannot reach resolution, or in the event of any dispute arising as to any matter subject to JSC responsibility, such matter or dispute will be escalated to executive management of MD Anderson and Company for good faith resolution. In the event that any such issue is in relation to the allocation or spending of the Collaboration Funding, or any third party funding for the Collaboration in addition to the Collaboration Funding committed herein , the Company shall, in good faith, determine the dispute having reasonable regard for MD Anderson's views, provided that such Company determination shall not require either party to violate applicable law or regulation and shall not require MD Anderson (and MD Anderson shall not be required) to changes its policies or procedures or be in violation of the same.

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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2.	Responsibilities and Compliance

2.1          Each Clinical Study shall be subject to review and approval of the Study protocol ("Protocol") as required by MD Anderson's Institutional Review Board ("Institutional Review Board" or "IRB") and/or any relevant authorities prior to commencement of the Study.

2.2          The scope of the Study to be performed shall be set forth in the Protocol(s) or workscope referenced in the Study Order, which shall be incorporated by reference into such Study Order. These Protocol(s)/workscope shall be considered final after being agreed to by MI) Anderson and Company and, for Clinical Studies, including approval by MD Anderson's IRE. The Principal Investigator for a Clinical Study shall submit the Protocol and reports of the ongoing conduct of the Clinical Study to the IRB as required by the IRB, obtain written approval from the IRB, and inform the IRB of Study closure.

2.3          MD Anderson represents that each Principal Investigator shall use reasonable efforts to conduct a Study in accordance with (a) the terms and conditions of this Agreement and the relevant Study Order, (b) the provisions of the Protocol or workscope, as applicable, (c) applicable Good Clinical Practice requirements as incorporated by FDA regulations ("GCP"), (d) the ethical principles of the Declaration of Helsinki, as applicable, and (e) any and all applicable orders and mandates of relevant authorities and IRB and applicable MD Anderson policies.

2.4          MD Anderson and Company shall comply with all federal, state, and local laws and regulations as well as ethical codes applicable to the conduct of each such Study.

2.5          MD Anderson and/or Principal Investigator shall forward to Company evidence of approval of each Clinical Study by MD Anderson's IRB, and with respect to Studies for which MD Anderson serves as "sponsor" within the meaning of such term under applicable laws and regulations, evidence of approval of the Study by relevant regulatory authorities (or exemption from such regulatory authority/ies review and approval).

2.6          If, in the course of any Clinical Study at MD Anderson, a Study subject is injured by such Study subject's participation in the Study, MD Anderson and/or Principal Investigator shall inform Company of any such injury by fax or email in case of serious and unexpected adverse reactions and/or serious and unexpected adverse events arising from the use of Study Drug, and/or, if applicable, pregnancies, within the timelines stipulated in the Protocol, or if such is not stipulated in the Protocol, within [***] following MD Anderson or Principal Investigator becoming aware of such event.

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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2.7          MD Anderson represents that (a) it has not been debarred by the FDA pursuant to its authority under Sections 306(a) and (b) of the U.S. Food, Drug, and Cosmetic Act (21 U.S.C. § 335(a) and (b)) and is not the subject of any investigation or proceeding which may result in debarment by the FDA, and to the extent applicable, it shall not use any Principal Investigator or Study team member in the performance of a Study that has been so debarred or subject to any such investigation or proceeding, and; (b) it is not included in the List of Excluded Individuals/Entities (maintained by the U.S. Department of Health and Human Services Office of Inspector General) or the List of Parties Excluded from Federal Procurement and Non-procurement maintained by the U.S. General Services Administration, and is not the subject of any investigation or proceeding which may result in inclusion in any such list, and to the extent applicable, it shall not use any Principal Investigator or Study team member in the performance of a Study that is so included or the subject of any such investigation or proceeding. MD Anderson agrees to promptly notify Company in writing if it becomes aware of any such debarment, exclusion, investigation or proceeding of MD Anderson or, to the extent applicable, any Principal Investigator.

2.8          MD Anderson and Company shall comply with all applicable federal, state and local laws pertaining to confidentiality and disclosure of all information or records obtained and reviewed in the course of the Study, and shall permit access to such information or records only as authorized by a relevant Study subject, the IRB, and as authorized by law. Each Party agrees to comply with all provisions of the Health Insurance Portability and Accountability Act ("HIPAA") regulations (45 C.F.R. Parts 160 and 164) as to the protection and security of Protected Health Information ("PHI"). Prior to participation of each subject in a Clinical Study, MD Anderson will ensure that (a) it has obtained a signed written informed consent document from the subject ("Consent") and (b) it has obtained a signed, written, HIPAA authorization that adequately discloses the circumstances under which the subject's personal data might be disclosed, as applicable, and documents the subject's express written authorization for use and disclosure of the subject's PHI for Study purposes, as applicable, pursuant to the HIPAA regulations ("Authorization"). Company will only obtain access, use and disclose the individually identifiable health information of each Study Subject in accordance with and to the extent permitted by the IRB, Consent and the Authorization document and in accordance with this Agreement and applicable laws.

2.9          MD Anderson and Company will promptly notify each other upon identifying any aspect of a Protocol, including information discovered during site monitoring visits, or Study results that may adversely affect the safety, well-being, or medical care of the Study subjects, or that may affect the willingness of Study subjects to continue participation in a Study, influence the conduct of the Study, or that may alter the IRB's approval to continue the Study. MD Anderson will promptly notify the IRB of any such events. When Study subject safety or medical care could be directly affected by Study results, then notwithstanding any other provision of this Agreement, MD Anderson will send Study subjects a written communication about such results.

3.	Personnel, Materials and Equipment

3.1          Except as set forth in this Agreement, MD Anderson shall provide all reasonable necessary personnel, facilities, and resources to accomplish their responsibilities under this Agreement and the relevant Study Order.

3.2          Company agrees to promptly provide MD Anderson with the required quantities of the drug under a Study Order that will be utilized in accordance with the provisions of the Protocol or workscope applicable to the Study ("Study Drug"), Collaboration Funding applicable to the Study, and/or support services to the extent required for the conduct of a Study as specified in the Protocol or workscope. Any Study Drug provided by Company will be used solely in accordance with the applicable Study. MD Anderson will not use such Study Drug outside of the scope of the Study. MD Anderson will not transfer the Study Drug to any third party for any purpose, without the prior written consent of Company.

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3.3          Use of Proprietary Materials. From time to time during the term, either Party (the "Transferring Party") may supply the other Party (the "Receiving Party") with proprietary materials of the Transferring Party (other than Study Drug) ("Proprietary Materials") for use in the Study as may be further listed in the Study Order. In connection therewith, each Receiving Party hereby agrees that: (a) the Receiving Party will not use the Proprietary Materials for any purpose other than exercising its rights or performing its obligations hereunder; (b) it will use such Proprietary Materials only in compliance with all applicable laws; (c) it will not transfer any such Proprietary Materials to any third party without the prior written consent of the Transferring Party; (d) it will not acquire any rights of ownership, or title in or to such Proprietary Materials as a result of such supply by the Transferring Party; and (e) upon the expiration or termination of this Agreement or a Study Order, if requested by the Transferring Party, it will destroy or return any such Proprietary Materials that are not the subject of the grant of a continuing license hereunder.

3.4          Nothing in this Agreement shall be construed to limit the freedom of MD Anderson or of any Principal Investigator or Study team member to engage in similar clinical trials or research performed independently under other grants, contracts, or agreements with parties other than Company.

4.	Payments

4.1	[***].

5.	Confidential Information

5.1          In conjunction with each Study, the Parties may wish to disclose confidential information to each other. For purposes of this Agreement, "Confidential Information" means confidential, non-public information, know-how and data (technical or non-technical) that is disclosed in writing, orally, graphically, in machine readable form, or in any other manner by or on behalf of a disclosing Party to a receiving Party or its Affiliates for purposes of this Agreement or any Study Order ("Purpose"). Confidential Information may be disclosed in any form (e.g. oral, written, graphic, electronic or sample) by or on behalf of disclosing Party or its Affiliates, or may be otherwise accessible to receiving Party or its Affiliates. Exchanges of Confidential Information directly between the Affiliates are also covered by this Agreement "Affiliates" means any individual, company, partnership or other entity which directly or indirectly, at present or in the future, controls, is controlled by or is under common control of a Party, and "control" will mean direct or indirect beneficial ownership of at least fifty per cent (50%) of the voting share capital in such company or other business entity, or to hold the effective power to appoint or dismiss members of the management.

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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5.2          Without disclosing Party's prior written consent, receiving Party will: (a) not use any part of or the whole of the Confidential Information for any purpose other than the Purpose; (b) restrict the dissemination of Confidential Information to individuals within its own organization and disclose the Confidential Information only to those of its officers, employees, advisers and Affiliates who have a legitimate need to have access to the Confidential Information, who will be bound by confidentiality and non-use commitments no less restrictive than those of this Agreement, and who will have been made aware of the confidential nature of the Confidential Information; (c) protect the Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as receiving Party uses to protect its own confidential information of a like nature; (d) preserve the confidentiality of the Confidential Information, not disclose it to any third party, and take all necessary and reasonable precautions to prevent such information from being accessible to any third party; (e) not combine any part of or the whole of the Confidential Information with any other information; and (f) promptly notify the disclosing Party upon becoming aware of evidence or suspicion of any unauthorized use or disclosure of the Confidential Information. The foregoing obligations will exist for a period of five (5) years from the date of completion of the last Study in relation to which the Confidential Information is disclosed or used.

5.3          The obligations of confidentiality and non-use listed in this Section 5 will not apply to information: (a) which is in the public domain or public knowledge at the time of disclosure, or which subsequently enters the public domain through no fault of receiving Party; (b) which was rightfully in the possession of receiving Party at the time of disclosure by disclosing Party; (c) which is independently developed by receiving Party without use of disclosing Party's Confidential Information; (d) which the receiving Party receives legally from any third party and which is not subject to an obligation of confidentiality; (e) receiving Party is required to disclose pursuant to applicable law, by any applicable governmental or other regulatory authority, or by a court or other authority of competent jurisdiction; provided, however, that receiving Party will make reasonable efforts, if legally permissible, to notify disclosing Party prior to the disclosure of any part of or the whole of the Confidential Information and allow disclosing Party the opportunity to contest and avoid such disclosure, and provided, further, that receiving Party will disclose only that portion of such Confidential Information that it is legally required to disclose; (f) is communicated to the receiving party's IRB or other scientific committee; (g) is required to be disclosed in order to obtain informed consent from patients or subjects who may wish to enroll in the Study, provided, however, that the information will be disclosed only to the extent necessary and will not be provided in answer to unsolicited inquiries by telephone or to individuals who are not eligible to be Study subjects; or (h) is disclosed to a Study subject for the safety or well-being of the Study subject.

5.4          For the purposes of this Section 5, any combination of features disclosed to the receiving Party wil not be deemed to be within the foregoing exceptions merely because individual features are. Moreover, specific disclosures made to the receiving Party will not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures.

5.5          All Confidential Information disclosed to receiving Party pursuant to this Agreement will be and remain the disclosing Party's property. Nothing contained herein will be construed as granting to receiving Party any proprietary right on or in relation to any part of or the whole of the Confidential Information, or any right to use any of the Confidential Information except for purposes of this Agreement and the Collaboration. Receiving Party will return to disclosing Party all documents and other materials which constitute Confidential Information, as well as all copies thereof, promptly upon request or upon termination of this Agreement (whichever is earlier); provided, however, that receiving Party may keep one copy of the Confidential Information received under this Agreement in its secure files in accordance with the terms of this Agreement for the sole purpose of maintaining a record of the Confidential Information received hereunder and for compliance with this Agreement and/or applicable laws.

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5.6          Company will not require MD Anderson to disclose any Protected Health Information. Notwithstanding the foregoing, if Company comes into knowledge or possession of any "Protected Health Information" (as such term is defined under HIPAA) by or through MD Anderson or any information that could be used to identify any Study subject or other MD Anderson patients or research subjects, Company will maintain any such Protected Health Information or other information confidential in accordance with laws and regulations as applicable to MD Anderson, including without limitation HIPAA, will use any such Protected Health Information solely to the extent permitted by applicable laws, the IRB and the Consent/Authorization of the patient/research subject, and will not use or disclose any such Protected Health Information or other information in any manner that would constitute a violation of any applicable laws or regulation if such use or disclosure was made by MD Anderson. It is intended that MD Anderson will not disclose any Protected Health Information to Company under this Agreement.

5.7          Improper use or disclosure of the Confidential Information by receiving Party is likely to cause substantial harm to disclosing Party. Therefore, in the event of a breach, threatened breach, or intended breach of this Agreement by receiving Party, in addition to any other rights and remedies available to it at law or in equity, disclosing Party will be entitled to seek preliminary and final injunctions enjoining and restraining such breach, threatened breach, or intended breach.

6.	Clinical Data / Monitoring

6.1          Oral reports and interim written status reports of the progress of the Studies will be provided by the Principal Investigator to Company no less than once per [***] during the course of a Study. Significant developments arising out of Studies will be communicated promptly to Company.

6.2          As applicable to and appropriate for a Clinical Study, Company may monitor the conduct of a Clinical Study in accordance with Good Clinical Practice requirements of FDA Regulations, and may visit MD Anderson for the purpose of such monitoring. Any such monitoring visits shall be scheduled in coordination with MD Anderson and/or Principal Investigator during normal administrative business hours, and shall be subject to compliance with MD Anderson's reasonable measures for confidentiality, safety and security, and shall also be subject to compliance with generally applicable premises rules at MD Anderson.

6.3          MD Anderson and Principal Investigator shall, during a Study, permit inspections by responsible legal and regulatory authorities with respect to such Clinical Study. To the extent permitted by law and to the extent practicable, MD Anderson shall notify Company of such inspection and provide a summary of the results of such inspection to the extent applicable to the Studies.

6.4          Notwithstanding any provision of this Section 6, to the extent that MD) Anderson is the holder of an Investigational New Drug Application ("IND") or other applicable regulatory application or approval for a Study, the provisions of Section 6.2 and 6.3 shall not apply, and MD Anderson shall have the sole responsibility for monitoring, auditing, and reporting for such Study, provided that MD Anderson agrees to reasonably negotiate access to Study documentation and records relevant to the applicable Study Drug and documentation and facilities applicable to the Study upon the request of Company and provided that Company shall be subject to compliance with MD Anderson's reasonable measures for confidentiality, safety and security, and shall also be subject to compliance with generally applicable premises rules at MD Anderson.

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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7.	Data & Inventions.

7.1          Each Party will retain all right, title and interest in and to its own Background IP and no license to use such Background IP is granted to the other party except for MD Anderson's use of Study Drug in a Study as set forth in the Protocol. "Background IP" means all intellectual property of a Party that: (a) was generated by such Party before the Effective Date; (b) is generated by such Party outside the scope of this Agreement or any Study under this Agreement; and in each such case; (c) is owned by such Party, either partially or wholly, or is licensed to, or otherwise controlled by such Party, and which is not an Invention under this Agreement.

7.2	[***].

7.3	[***].

7.4	[***].

7.5	[***].

7.6	[***].

7.7	[***].

7.8	[***].

8.	Term and Termination

8.1          The term of this Agreement shall be six (6) years following the Effective Date or until the Studies are completed, whichever is later, unless terminated earlier in accordance with the provisions hereof.

8.2          [***]. Any expiration or termination of this Agreement will not affect any then existing Study Orders, and any then outstanding Study Orders will continue after the expiration or earlier termination of this Agreement in accordance with their respective provisions. Upon any expiration or termination of this Agreement, provisions of this Agreement that are incorporated by reference into any then outstanding Study Orders will survive termination of this Agreement and will continue to apply to such Study Orders until termination or expiration of each such Study Orders in effect at the time this Agreement expires or is terminated.

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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8.3          A Party may terminate a Study Order: (a) if the other Party commits a material breach of this Agreement or the Study Order and fails to cure such breach within [***] of receiving notice from the non-breaching Party of such breach; or (b) due to health and safety concerns related to the Study Drug or procedures in the Study (including regulatory holds due to the health and safety of the Study Subjects). The Parties agree that any termination of a Study Order shall allow for (i) the wind down of the Study to ensure the safety of Study Subjects; and (ii) Company's final reconciliation of Data related to the Study in addition to Company's final monitoring visit. All reasonable fees associated with the wind-down activities and final monitoring visit shall be paid by Company. Termination of one or more Study Orders will not automatically result in the termination of this Agreement or termination of any other Study Orders. Upon termination of a Study Order, MD Anderson will immediately return (at Company's cost) any Study Drugs provided by Company for such Study as directed by Company.

8.4          In case any regulatory or legal authorization necessary for the conduct of the Study is (i) finally rejected or (ii) withdrawn, the relevant Study Order shall terminate automatically at the date of receipt of such final rejection. Termination or cancellation of this Agreement or a Study Order will not affect the rights and obligations of the Parties that have accrued prior to termination, and any provisions of this Agreement or a particular Study Order that by their nature extend beyond expiration or termination will survive the expiration or termination of this Agreement and/or that particular Study Order. In particular, the provisions of Sections 2-13, 15.1(a), 15.1(b), 15.2, 15.3, 15.6, 15.7 and 15.12 as applicable will survive any expiration or termination of this Agreement.

8.5          In the event the Parties cannot reach agreement on a new Principal Investigator pursuant to Section 14.1 or such new Principal Investigator does not agree to the terms of this Agreement and the relevant Study Order, either Party may terminate such Study Order upon notice to the other Party.

8.6          In addition, in order to accommodate the review and approval of this Agreement by the Office of General Counsel of UT System (the "OGC"), for a period of sixty (60) days following the Effective Date (the "Limited Unilateral Termination Period"), MD Anderson will have the right to terminate this Agreement without cause upon ten (10) days' notice to Company ; provided, however, that (i) a termination by MD Anderson will be effective if notice of termination is sent by MD Anderson any time within the Limited Unilateral Termination Period even if the ten day notice period extends beyond the Limited Unilateral Termination Period and (ii) the Limited Unilateral Termination Period will expire on the earlier to occur of (x) the end of the sixty days, or (y) written notice to Company from MD Anderson that the Agreement has been approved by the OGC.

9.	Indemnification

9.1          Company agrees to defend, indemnify, and hold harmless MD Anderson, System, each Principal Investigator and its/their Regents, trustees, directors, officers, staff, employees, students, faculty members, and its/their affiliates and contracted clients and other parties as may be listed on a Study Order ("Indemnified Party/ies"): (a) from and against any and all liability, claims, lawsuits, losses, demands, damages, costs, and expenses ("Indemnified Losses") resulting from (i) the design or manufacture of the Study Drug, and (ii) the use of the Data or results of the Study and (iii) Company' negligence in connection with a Study or this Agreement; (b) from and against any Indemnified Losses arising from an injury to a Study subject caused by the Study Drug or any procedure required by the Protocol. The completion or termination of a Study shall not affect Company's obligation to indemnify with respect to any claim or suit based upon the aforementioned Indemnified Losses. Notwithstanding the foregoing, Company will not be responsible for any Indemnified Losses to the extent that they arise from the negligence, intentional misconduct, or malpractice of the Indemnified Parties, it being understood that the proper administration of the Study Drug in accordance with the Protocol (including permitted deviations) shall not constitute negligence, intentional misconduct, or malpractice for the purposes of this Agreement.

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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9.2          To the extent authorized by the constitution and laws of the State of Texas, MD Anderson, agrees indemnify, and hold harmless Company (also hereinafter an "Indemnified Party"): (a) from and against any and all Indemnified Losses resulting from any negligent or intentional act or omission of MD Anderson in conducting a Study hereunder. The completion or termination of a Study shall not affect MD Anderson's obligation to indemnify with respect to any claim or suit based upon the aforementioned Indemnified Losses. Notwithstanding the foregoing, MD Anderson will not be responsible for any Indemnified Losses to the extent that they arise from the negligence, intentional misconduct, or malpractice of Company.

9.3          Subject to the statutory duties of the Texas State Attorney General, any Indemnified Party shall: (a) notify the indemnifying Party in writing as soon as is reasonably possible after receipt of notice of any and all claims, lawsuits, and demands, or any action, suit, or proceeding giving rise to the right of indemnification; (b) permit the indemnifying Party to retain counsel to represent the named Indemnified Party; and (c) permit the indemnifying Party to retain control of any such claims, lawsuits, and demands, including the right to make any settlement, except that the indemnifying Party shall not make any settlement or take any other action which would be deemed to confess wrongdoing by any of the Indemnified Parties without the prior written consent of the applicable Indemnified Party.

10.	Subject Injury Medical Costs

10.1        Company shall assume responsibility for reasonable medical expenses incurred by a Study subject for reasonable and necessary treatment if the Study subject experiences an illness, adverse event or injury that is a result of the Study Drug or any procedure required by the Protocol that the subject would not have undergone were it not for such Study subject's participation in the Study. Company shall not be responsible for expenses to the extent that they are due to pre-existing medical conditions, underlying disease, or the negligence or intentional misconduct of MD Anderson or Principal Investigator.

11.	Insurance

11.1        During the term of any Study Order under this Agreement, Company shall maintain in full force and effect insurance for its liabilities arising from the Study with limits of not less than $[***] per loss and $[***] annual aggregate. Company shall provide MD Anderson with evidence of such insurance upon request.

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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11.2        MD Anderson is self-insured pursuant to The University of Texas Professional Medical Liability Benefit Plan under the authority of Chapter 59, Texas Education Code. MD Anderson has and will maintain in force during the term of this Agreement adequate insurance or financial resources to cover its obligations pursuant to this Agreement.

12.	Publications

12.1        MD Anderson and/or Principal Investigator shall have the first right to publish or publicly disclose, either in writing or orally, the Data and results of the Study/ies, provided that MD Anderson or Principal Investigator, as applicable, shall provide Company with a copy of any such proposed publication or disclosure at least [***] prior to submission for publication or proposed disclosure. Within such [***] period, Company shall review such proposed publication or disclosure for any Confidential Information of Company provided hereunder or potentially patentable subject matter. MD Anderson and/or Principal Investigator shall remove Confidential Information of Company that has been so identified (other than Data or Study results) , provided that Company agrees to act in good faith when requiring the deletion of Company Confidential Information. If the proposed publication or disclosure could reasonably be deemed to have an adverse effect on the ability to obtain patent or similar protection for any potentially patentable subject matter, Company may request a delay of the publication or disclosure for a period not exceeding [***] in order to permit the filing of a patent application. Notwithstanding the foregoing, Company shall have the right to disclose or publish Study Data to the extent it is required to do so under any applicable laws, regulations or rules (including any stock market rules and obligations),

12.2        MD Anderson and/or Principal Investigator shall give Company acknowledgment for its sponsorship of a Study in all applicable Study publications. Authorship and acknowledgements for scientific publications shall be consistent with the principles embodied in the International Committee of Medical Journal Editors ("ICMJE") Uniform Requirements for Manuscripts.

12.3        The "sponsor" of a Study, within the regulatory meaning of such term, shall register the Study if required by, and in accordance with, Section 801 of the Food and Drug Administration Amendments Act of 2007 on www.clinicaltrials.gov and on any other database required by laws or regulations in accordance with applicable standards regarding scope, form and content and in accordance with ICMJE guidelines such that the Study will be eligible for publication in those publications.

13.	Use of Name/Public Statements/ Press Release/ Disclosure

13.1        Except as expressly set forth in this Agreement, each Party agrees that it will not at any time during the term of this Agreement or following termination of this Agreement use any name of the other Party or any other names, insignia, mark(s), symbol(s), or logotypes associated with the other Party or any variant or variants thereof in any advertising, or promotional materials without the prior written consent of the other Party.

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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13.2        Except as expressly set forth in this Agreement, to the extent required by law or regulation, or to the extent necessary for MD Anderson for the recruitment of subjects to any Study hereunder, the Parties agree to make no public presentations about any Study Drug or any Study conducted under this Agreement, and to issue no news releases about any Study Drug or any Study, without the prior written consent of the other Party. Any advertisements directed at recruitment of study subjects for a Study must comply with al applicable laws, rules and regulations (including the need for IRB review), the confidentiality obligations herein, and shall not include the trademarked insignia, symbol(s), or logotypes, or any variant or variants thereof, of the other Party. Except as required by law or for regulatory purposes, neither Party will use the name (including trademark or other identifier) of the other Party or such other Party's employee or staff member (except in an acknowledgment of sponsorship) in publications, advertising, press releases (except as permitted below in Section 13.3) or for any other commercial purpose without the written approval of the other Party. Company will not state or imply in any publication, advertisement, or other medium that any product or service bearing any of Company's names or trademarks and/or manufactured, sold or distributed by Company has been tested, approved, or endorsed by MD Anderson. Notwithstanding any other provision of this Agreement, MD Anderson and its researchers and employees will have the right, without Company's approval, to acknowledge Company and Company's involvement with a Study in scientific or academic publications and communications describing the Study or reporting the results of the Study.

13.3        Any press release by either Party relating to this Agreement, the Collaboration, or any Study shall require the prior review and written approval of the other Party.

13.4        Either Party may use the name of the other Party in any document filed with any governmental authority or regulatory agency applicable to a Study, and to comply with any applicable legal or regulatory requirements. Further, each Party is permitted to disclose the other Party's name, the title of the Study, the name of the Principal Investigator, and an overall Study budget amount projected to be paid/actual total amount paid for conducting the Study, provided that this information is presented together as part of mandatory disclosure in accordance with and to the extent required applicable law.

14.	Principal Investigator

14.1        If a designated Principal Investigator is terminated from a Study, or in the event of the death or other non-availability of the Principal Investigator, MD Anderson shall use reasonable efforts to designate a duly qualified person to act as new Principal Investigator, subject to the reasonable agreement of Company. If the Parties are unable to agree on a new Principal Investigator or if the new Principal Investigator is unwilling to agree to the terms and conditions of this Agreement and the relevant Study Order, either Party shall be entitled to terminate the respective Study Order in accordance with Section 8.5.

15.	General Provisions

15.1        Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPL1H1), CONCERNING THE RESULTS OF ANY STUDY OR THE STUDY DRUG, OR OF THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH DATA, RESULTS OR STUDY DRUG. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY AS A RESULT OF PERFORMANCE OF ANY STUDY UNDER THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, COMPANY REPRESENTS AND WARRANTS THAT EACH STUDY DRUG HEREUNDER SHALL HAVE BEEN MANUFACTURED IN ACCORDANCE WITH CURRENT GOOD MANUFACTURING PRACTICES IN THE UNITED STATES AND THAT IT HAS NOT RECEIVED AND SHALL NOT HAVE RECEIVED ANY CLAIM THAT USE OF ANY STUDY DRUG IN THE PERFORMANCE OF A STUDY WOULD INFRINGE THE RIGHTS OF ANY THIRD PARTY. COMPANY REPRESENTS THAT THERE ARE NO KNOWN DEFECTS IN ANY STUDY DRUG; COMPANY UNDERSTANDS AND ACKNOWLEDGES THAT THE DEVELOPMENT AND DISSEMINATION OF SCIENTIFIC KNOWLEDGE IS A FUNDAMENTAL COMPONENT OF MD ANDERSON'S MISSION, AND THAT MD ANDERSON MAKES NO REPRESENTATIONS, WARRANTIES, OR GUARANTEES WITH RESPECT TO ANY SPECIFIC RESULTS OF 1HE STUDIES.

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15.2        Assignment. This Agreement and/or any Study Order may not be assigned by either Party except as agreed upon in writing by the other Party, except that each Party may assign this Agreement and/or any Study Order to an Affiliate and/or any third party taking over all or substantially all of its business provided such Affiliate or third party agrees to be bound by the terms and conditions hereof. Any assignment or attempt to assign, or any delegation or attempt to delegate, not in accordance with this Section shall be void and without effect. For any permitted assignment, the rights and obligations of the Parties hereunder will inure to the benefit of and be binding upon their permitted successors and assigns.

15.3        Further Assurance. Each Party shall (at its own expense) promptly execute and deliver all such reasonable documents, and do all such reasonable things, or procure the execution and delivery of all reasonable documents and doing of all such reasonable things as are required to give full effect to this Agreement and the transactions contemplated by it.

15.4        Independent Contractors. MD Anderson and Company shall be independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership. No Party shall have the authority to agree to or incur expenses on behalf of another except as may be expressly authorized by this Agreement or a Study Order.

15.5        Notices. Any notice or communication required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes on the date of mailing by certified mail, postage prepaid, overnight courier service, and/or fax to be followed by mailed original addressed to such other Party at its respective address as referenced in the Study Order.

15.6        Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

15.7        Entirety. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and it expressly supersedes all previous written and oral communications between the Parties. No amendment, alteration, or modification of this Agreement or any Study Orders attached hereto shall be valid unless executed in writing by authorized signatories of all Parties.

15.8        Waiver. The failure of any Party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that provision or right.

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15.9        Force Majeure. In the event that performance of the obligations of a Party hereunder are prevented by events beyond their reasonable control, including, but not limited to, acts of God, regulations or acts of any governmental authority, war, civil commotion, strikes, or other labor disturbances, epidemics, fire, earthquakes, storms or other catastrophes of a similar nature, the affected Party will promptly notify the other Party of such event using the procedure defined herein, and the Parties shall be relieved of their respective obligations hereunder to the extent that the performance of such obligations is actually prevented thereby. During the existence of any such condition, the affected Party shall, nevertheless, use its best efforts to remove the cause thereof and resume performance of its obligations hereunder. The period of performance shall be extended for the Party who is unable to perform due to Force Majeure reasons by a period of time equal to the length of the period during which the Force Majeure reason exists or for a longer period if required to meet the requirements of the Study Protocol.

15.10      Counterparts. It is understood that this Agreement may be executed in one or more counterpart copies, each of equal dignity, which when joined, shall together constitute one Agreement. In the event of execution by exchange of facsimile or electronic signed copies, the Parties agree that, upon being signed by both Parties, this Agreement shall become effective and binding and that facsimile or .pdf signed copies will constitute evidence of this Agreement.

15.11      Export Control. Notwithstanding any other provision of this Agreement, it is understood that the Parties are subject to, and shall comply with, applicable United States laws, regulations, and governmental requirements and restrictions controlling the export of technology, technical data, computer software, laboratory prototypes, and other commodities, information and items (individually and collectively, "Technology and Items"), including without limitation, the Arms Export Control Act, the Export Administration Act of 1979, relevant executive orders, and United States Treasury Department embargo and sanctions regulations, all as amended from time to time ("Restrictions") and that the Parties' obligations hereunder are contingent on compliance with applicable Restrictions.

15.12      Choice of Law. Any disputes or claims arising under this Agreement shall be governed by the laws of the State of Texas. MD Anderson is an agency of the State of Texas and under the constitution and the laws of the State of Texas possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted to it under the constitution and laws of the State of Texas. Notwithstanding any provision hereof, nothing in this Agreement is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies,, claims, and privileges of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision hereof, the provisions of this Agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the constitution and laws of the State of Texas; accordingly, to the extent any provision hereof conflicts with the constitution or laws of the State of Texas or exceeds the right, power or authority of MD Anderson to agree to such provision, then that provision will not be enforceable against MD Anderson or the State of Texas.

[Signatures of Following Page]

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In witness whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

The University of Texas M. D. Anderson Cancer Center	4D pharma plc

Date: 11/13/17	Date:	11/28/2017

/s/ Ben Melson	/s/ Alex Stevenson
Name Ben Melson	Name: Alex Stevenson
Title: Sr. Vice President and Chief Financial Officer	Title: Director

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Exhibit I

STRATEGIC COLLABORATION AGREEMENT - STUDY ORDER

This Study Order ("Study Order"), effective as of the ____ day of 2017 ("Effective Date"), is entered into by and between The University of Texas M. D. Anderson Cancer Center, with a place of business located at 1515 Holcombe Blvd., Houston, TX 77030, USA ("MD Anderson"), a member institution of The University of Texas System ("System") and 4D pharma plc, with a place of business located at Third Floor, 9 Bond Court Leeds LS1 2JZ, United Kingdom ("Company") (MD Anderson and Company each a "Party" and collectively the "Parties"). This Study Order is a part of, and is subject to, the terms and conditions of the Strategic Collaboration Agreement entered into between MD Anderson and Company dated ____ 2017 (“Agreement").

1. The Parties enter into this Study Order in connection with:

the [Pre-Clinical or Clinical]] Study entitled_____________________, to be conducted pursuant for Clinical: to Protocol No. [Insert Protocol number] as attached hereto and incorporated herein.

for Preclinical: to the workscope attached as Appendix A

2. ______is the Principal Investigator (as defined in the Agreement) for the Study which will be conducted at MD Anderson.

3. Study Drug for the above referenced Study is__________________.

4. The parties may further exchange the following Proprietary Materials (other than Study Drug) with each other in connection with the Study:

_______being provided by [Insert name of Transferring party]

_______being provided by [Insert name of Transferring party]

5. Term: This Study Order will continue until the Study is completed, which is expected to be ( _ ) months after the Effective Date, or until terminated early as provided in the Agreement.

6. Notices.

Any notice or other formal communication related to this Agreement must be in writing and will be deemed given only if: (a) delivered in person; or (b) sent by internationally recognized overnight delivery service or air courier guaranteeing next day delivery. Until a change of address is communicated, as provided below, all notices and other communications must be sent to the Parties at the following addresses or facsimile numbers:

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If to MD Anderson:

[***]

With a copy to:

[***]

And to:

[insert investigator information]

If to Company:

[***]

With a copy to:

[To Be Added]

All notices will be effective and will be deemed delivered: (a) if by personal delivery, delivery service or courier, on the date of delivery; and (b) if by electronic facsimile communication, on the date of transmission of the communication. Either Party may change its notice address by sending notice of the change to the other Party in the manner set forth above.

7. Specific superseding terms: N/A.

In witness whereof, the Parties hereto have caused this Study Order to be executed by their duly authorized representatives to be effective as of the Effective Date.

The University of Texas M. D. Anderson Cancer Center	4D pharma plc

Date:	Date:

Name	Name
Title:	Title:

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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READ AND UNDERSTOOD:

I confirm that I have received a copy of the Agreement under which this Study Order is issued, and that I have read and understand the Agreement and this Study Order.

Principal Investigator

Date:

Name

Appendix A

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